PURCHASE AGREEMENT

Managed Account Series II (the “Trust”), a Delaware statutory trust, on behalf of its series BlackRock U.S. Mortgage Portfolio (the “Fund”), and BlackRock Financial Management, Inc. (“BFM”), a Delaware corporation, hereby agree as follows:

1. The Trust hereby offers BFM and BFM hereby purchases one share of the Investor A Share Class of the Fund, one share of the Investor C Share Class of the Fund and one share of the Institutional Share Class of the Fund (the “Shares”) for $10 per Share. The Trust hereby acknowledges receipt from BFM of funds in full payment for the foregoing Shares.

2. BFM represents and warrants to the Trust that the foregoing Shares are being acquired for investment purposes and not with a view to the distribution thereof.

- Signature page follows -

IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Purchase Agreement as of the 18th day of July, 2018.

Managed Account Series II,
on behalf of
BlackRock U.S. Mortgage Portfolio

By:	/s/ John Perlowski
Name:	John Perlowski
Title:	President and Chief Executive Officer

BLACKROCK FINANCIAL MANAGEMENT, INC.

By:	/s/ Benjamin Archibald
Name:	Benjamin Archibald
Title:	Managing Director